UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

February 17, 2005

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State Or Other Jurisdiction Of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona  85224-6199

(Address Of Principal Executive Offices)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

At a meeting held on February 17, 2005, the Compensation Committee of the Board of Directors and the Board of Directors of Microchip Technology Incorporated (the “Company”) approved the acceleration of the vesting of certain Company stock options with an option price of $27.153 per share or greater.  The purpose of the accelerated vesting is to enable the Company to avoid recognizing in its income statement compensation expense associated with these options in future periods, upon adoption of FASB Statement No. 123R (Share-Based Payment) in July 2005.  The pre-tax charge to be avoided amounts to approximately $13.1 million over the course of the original vesting period.  The Company also believes that because the accelerated options have exercise prices close to or in excess of the current market values of the Company’s common stock, the options were not fully achieving their original objective of incentive compensation and employee retention, and that the acceleration may have a positive effect on employee morale and retention.  The accelerated vesting is effective for stock options outstanding as of February 17, 2005.  As a result of the accelerated vesting, approximately 2.3 million option shares or 25.4% of the total number of outstanding unvested option shares with varying remaining vesting schedules became immediately exercisable.  In order to help avoid unintended personal benefits to the holders of certain of the accelerated options, any shares received through the exercise of these accelerated options may not be sold by the option holder until the first to occur of the original vesting date of the accelerated option or the termination of the employment of the option holder.  Of the aggregate number of option shares subject to the acceleration, 461,250 option shares are held by the Company’s executive officers as follows:  Steve Sanghi, 206,400 shares;  Steve Drehobl, 46,538 shares; David Lambert, 39,000 shares; Mitchell Little, 39,937 shares; Ganesh Moorthy, 51,375 shares; Gordon Parnell, 39,000 shares and Richard Simoncic, 39,000 shares.  In connection with the accelerated vesting, each option agreement underlying such options will be amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated
(Registrant)

Dated February 24, 2005	By:	/s/ Steve Sanghi

Steve Sanghi
President and Chief Executive Officer